Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Long Term Incentive Plan of Vista Energy, S.A.B. de C.V. of our reports dated April 23, 2024, with respect to the consolidated financial statements of Vista Energy, S.A.B. de C.V. as of December 31, 2023 and for the year then ended and the effectiveness of internal control over financial reporting of Vista Energy, S.A.B. de C.V. as of December 31, 2023, included in its Annual Report (Form 20-F) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ PISTRELLI, HENRY MARTIN Y ASOCIADOS S.A.

Member of Ernst & Young Global Limited

City of Buenos Aires, Argentina

January 24, 2025